Exhibit 10.1

LIMITED WAIVER OF OWNERSHIP LIMITATION

In consideration of the representations, warranties, covenants and agreements contained herein, this Limited Waiver of Ownership Limitation (this “Waiver”) is granted as of May 3, 2013 by CUBESMART, a Maryland real estate investment trust (the “Company”), to INVESCO ADVISERS, INC., a Delaware corporation ( “Shareholder”), on behalf of itself and on behalf of any Designated Investment Entity owned by Invesco Ltd., a company organized under the laws of Bermuda, that would be treated as Beneficially Owning or Constructively Owning shares in excess of the Common Share Ownership Limit (as defined below) by reason of attribution of Common Shares of the Company held by the Shareholder (the “Invesco Group”).  Terms used herein as defined terms and not defined herein have the meanings given to them in the Articles of Amendment and Restatement of Declaration of Trust of the Company, as amended and supplemented (the “Declaration”).

WHEREAS, Section 7.2.1(a)(i)(1) of the Declaration provides that no Designated Investment Entity shall Beneficially Own or Constructively Own Common Shares in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares of the Company (the “Common Share Ownership Limit);

WHEREAS, Section 7.2.7 of the Declaration authorizes the Board to grant to Persons meeting the conditions imposed by Section 7.2.7 of the Declaration and by the Board in its discretion exemptions from the Common Share Ownership Limit, provided, however, that such Person provides undertakings, representations and evidence to the Board that the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder; for federal income tax purposes would not be jeopardized thereby;

WHEREAS, the Board has determined that the execution of this Waiver is advisable and in the best interests of the Company and its shareholders and has directed that the Company grant to the Invesco Group a limited waiver from the Common Share Ownership Limit and the Board has approved acquisition of Common Shares by Shareholder, subject to the limits and other provisions contained herein, pursuant to Section 3-601(j)(3) and (4) of the Maryland General Corporation Law; and

WHEREAS, the parties desire to enter into this Limited Waiver of Ownership Limitation to establish the scope of the limited waiver from the Common Share Ownership Limit.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                    Defined Terms.  For purposes of this Waiver, except as otherwise indicated herein, capitalized terms shall have the meaning ascribed to such terms in the Declaration.

2.                                    Grant of Limited Waiver.  Pursuant to Section 7.2.7 of the Declaration, the Board has directed that the Company grant, and the Company does hereby grant, to the members of the Invesco Group a limited waiver from the Common Share Ownership Limit effective as of May 3, 2013 on the following bases:

a.                                     The members of the Invesco Group may Beneficially or Constructively Own (as determined pursuant to the Declaration), in the aggregate, up to 15% shares of the total issued and outstanding Common Shares.

b.                                    If the Shareholder or any other member of the Invesco Group (i)  violates any term of this Waiver or breaches any of the representations and undertakings herein and (ii) if the Company reasonably determines in consultation with its accountants and legal counsel that its qualification as a REIT for federal income tax purposes is jeopardized solely because of this Waiver, the Company shall have the right to treat that number of Common Shares acquired by Shareholder or any other member of the Invesco Group that in the absence of this Waiver would be owned by a Person (as determined pursuant to the Declaration) in excess of the ownership limit applicable to such Person under Section 7.2.1(a)(i)(1) of the Declaration (if any) as in violation of Section 7.2.1(a)(i)(1) to the extent that such treatment is reasonably necessary to preserve the Company’s status as a REIT for federal income tax purposes.

c.                                     The grant of the limited waiver described herein shall not be effective if and to the extent that, as a result of the Invesco Group’s ownership of Common Shares permitted by reason of the limited waiver, any “individual” (within the meaning of Sections 542(a)(2) and 856(h) of the Code) would be considered to “own” (within the meaning of Section 856(h) of the Code) more than 5% (by value or number of shares, whichever is more restrictive) of the total outstanding Common Shares (whether or not such ownership causes the Company to be “closely held” under Section 856(h) of the Code).

3.                                    Representations and Undertakings of Shareholder. Shareholder, on behalf of itself and the other members of the Invesco Group, hereby certifies, represents, warrants and agrees as to the following for the benefit of the Company and its shareholders:

a.                                     Shareholder is a corporation organized under the laws of the state of Delaware and is not an individual for purposes of Section 542(a)(2) of the Code (determined after taking into account Section 856(h)(3)(A) of the Code.

b.                                    Shareholder is indirectly wholly-owned by Invesco Ltd., a company organized under the laws of Bermuda.  Invesco Ltd. is not an individual for purposes of Section 542(a)(2) of the Code (determined after taking into account Section 856(h)(3)(A) of the Code).

c.                                     The stock of Invesco Ltd. is publicly traded, and, to the best knowledge of Shareholder, as of February 15, 2013, T. Rowe Price Associates, Inc., JPMorgan Chase & Co. and BlackRock, Inc. beneficially owned 12.5%, 6.1% and 5.4%, respectively, of the common stock of Invesco Ltd.

d.                                   The ownership of Common Shares by Shareholder and any other member of the Invesco Group will not result in any Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) being considered to Beneficially Own Common Shares in excess of the Common Share Ownership Limit.

To the extent not publicly disclosed in a filing made with the Securities and Exchange Commission, Shareholder shall inform the Company if the Shareholder becomes informed that any individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) owns more than 5% (by value) of the outstanding shares of Invesco Ltd.

e.                                     The members of the Invesco Group will not dispose of any Common Shares in violation of the Common Share Ownership Limit or in any manner that would cause a Person to be in violation of the Common Share Ownership Limit.

f.                                      Shareholder represents that it has had no communication with, nor has it acted in concert with, any Excepted Holder as defined in Section 7.1 of the Declaration for purposes of procuring this Limited Waiver of Ownership Limitation or for any other purpose related to the matters covered hereby.

g.                                    The acquisition of the Common Shares by Shareholder and any other member of the Invesco Group shall be in the ordinary course of business and not with the purpose or effect of changing or influencing control of the Company and such securities will not be acquired in connection with or as a participant in any transaction having such purpose or effect nor will Shareholder or any other member of the Invesco Group in the future take any action in concert with any other Person for such purpose or effect so long as this Waiver is in effect.

4.                                    Shareholder Cooperation.  Shareholder, on behalf of itself and each member of the Invesco Group, agrees to cooperate with the Company, if the Company, at any time in the future, requests information from Shareholder regarding the number of Common Shares of the Company then owned by Shareholder and members of the Invesco Group and the Beneficial or Constructive Ownership of such Common Shares.

5.                                    Company Reliance. Shareholder understands that the Company will rely on the truth and accuracy of the statements contained in this letter in granting the Waiver.

6.                                    Limited Waiver.  Shareholder acknowledges its understanding that the foregoing waiver of the Common Share Ownership Limit is only being granted to Shareholder and the other members of the Invesco Group and not to T. Rowe Price Associates, Inc., Viking Global Investors LP, Wellington Management Company, LLP or any other person, and such waiver shall not apply to any transferee or assignee of the Common Shares.

7.                                    Termination.  If after the date that Shareholder acquires Common Shares, the members of the Invesco Group cease to own Common Shares in excess of the Common Share Ownership Limit then the waiver from the Common Share Ownership Limit granted in this Waiver shall automatically terminate.

8.                                    Notice.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, delivered by hand delivery or overnight courier, or transmitted by any standard form of telecommunication.

Written notices to the Company shall be directed to:

CubeSmart
460 East Swedesford Road
Suite 3000
Wayne, PA 19087
Attention: Chief Legal Officer

Written notices to Shareholder shall be directed to:

Invesco
1555 Peachtree Street, NE
Atlanta, GA 30309

Attention: Legal Department

9.                                    Counterparts.  This Waiver may be executed in two counterparts, both of which taken together will be deemed to constitute a single document.

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IN WITNESS WHEREOF, the parties have entered into this Waiver as of the date and year first written above, intending to be legally bound.

CUBESMART

By: /s/ Jeffrey P. Foster

Name: Jeffrey P. Foster

Title: Senior Vice President, Chief Legal Officer & Secretary

INVESCO ADVISERS, INC.

By: /s/ Mark D. Blackburn

Name: Mark D. Blackburn

Title:   Assistant Vice-President